UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
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KINDRED BIOSCIENCES, INC.
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KINDRED BIOSCIENCES, INC.
1555 BAYSHORE HIGHWAY, SUITE 200
BURLINGAME, CALIFORNIA 94010
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Daylight Time on Monday, June 1, 2015
Dear Stockholders of Kindred Biosciences, Inc.:
The 2015 annual meeting of stockholders (the “Annual Meeting”) of Kindred Biosciences, Inc., a Delaware corporation, will be held on June 1, 2015 at 9:00 a.m. Pacific Daylight Time, at the Bay Landing Hotel, 1550 Bayshore Highway, Burlingame, California 94010, for the following purposes, as more fully described in the accompanying proxy statement:
1.    To elect two Class II directors to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified; and
2.    To ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and
3.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 6, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 6, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Kindred Biosciences, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors
/s/ Richard Chin

Richard Chin, M.D.
Chief Executive Officer and Director
Burlingame, California
April 17, 2015

i

KINDRED BIOSCIENCES, INC.
PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Daylight Time on Monday, June 1, 2015
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders of Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Monday, June 1, 2015 at 9:00 a.m. Pacific Daylight Time, at the Bay Landing Hotel, 1550 Bayshore Highway, Burlingame, California 94010. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 17, 2015 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What matters am I voting on?
You will be voting on:

•	the election of two Class II directors to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	a proposal to ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:

•	“FOR” the election of Raymond Townsend as a Class II director;

•	“FOR” the election of Ervin Veszprémi as a Class II director; and

•	“FOR” the ratification of the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 6, 2015, the record date, may vote at the Annual Meeting. As of the record date, there were 19,732,482 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of two Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominee who receives the largest number of votes cast “for” is elected as a director. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each nominee for election as a director.

•
Proposal No. 2: The ratification of the appointment of KMJ Corbin & Company LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on May 31, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Kindred Biosciences, Inc., in writing, at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
If you plan to attend the meeting, you must be a record or street name holder of Company shares as of the record date of April 6, 2015.
On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Seating will begin at 8:30 a.m., and the meeting will begin at 9:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Richard Chin and Denise Bevers have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 17, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KMJ Corbin & Company LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Kindred Biosciences, Inc.
Attention: Investor Relations
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 20, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Kindred Biosciences, Inc.
Attention: Corporate Secretary
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Stockholders intending to present a proposal at the 2016 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2016 Annual Meeting of Stockholders no earlier than the close of business on February 1, 2016 and no later than the close of business on March 2, 2016. The notice must contain the information required by the amended and restated bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2016 Annual Meeting of Stockholders is more than 30 days before June 1, 2016, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and not later than the close of business on the 90th day prior to the 2016 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at http://www.kindredbio.com/#!investors/c1cx1/. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Our board of directors is currently composed of four members. There are two nominees for Class II directors who, if elected, will serve until the 2018 Annual Meeting of Stockholders and until their successors are elected and duly qualified, or until their death, resignation or removal. The nominees are currently directors whose term of office expires in 2015 and are being nominated for re-election. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Raymond Townsend and Ervin Veszprémi as nominees for election as Class II directors at the Annual Meeting. If elected, Dr. Townsend and Mr. Veszprémi will serve as Class II directors until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Each nominee is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Dr. Townsend and Mr. Veszprémi. We expect that Dr. Townsend and Mr. Veszprémi will accept such nominations; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth the names, ages as of April 1, 2015, and certain other information for each of the directors with terms expiring at the annual meeting (two of whom are nominees for election as directors at the Annual Meeting) and for each of the continuing members of our board of directors:

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ernest Mario(1)(2)(3)	I	76	Director	2013	2017	-
Raymond Townsend(1)(2)(3)	II	70	Director	2013	2015	2018
Ervin Veszprémi(1)(2)(3)	II	56	Director	2013	2015	2018
Richard Chin	III	48	President, Chief Executive Officer and Director	2012	2016	-

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our nominating and corporate governance committee

Nominees for Director
Raymond Townsend, Pharm.D., was appointed to our board of directors on November 11, 2013. He has served since 2001 as the President of Wasatch Health Outcomes, Inc., his personal consulting firm engaged in providing support for pharmaceutical product development, pricing and commercialization. From 1978 to 1988, Dr. Townsend was employed in various positions at the Upjohn Company, where he pioneered the first modern pharmacoeconomic research department within the pharmaceutical industry. Between 1988 and 1997, he served in various positions at Glaxo (now GlaxoSmithKline), culminating in the positions of Worldwide Director and Vice President, Outcomes, Epidemiology and Policy Research. Between 1998 and 2001, he was co-founder and Chief Executive Officer of Strategic Outcomes Services, Inc. From 2004 to 2009, he was Senior Vice President, Pharmacoeconomic & Epidemiology Outcomes Research, at Elan Pharmaceuticals, Inc. Dr. Townsend earned a B.A. in Economics at California State University and his Doctor of Pharmacy degree from the University of California, San Francisco. Dr. Townsend is well qualified to serve as a director because of his extensive experience in senior management roles in the pharmaceutical industry.
Ervin Veszprémi has been a member of our board of directors since February 15, 2013. He has served as the Chief Executive Officer of Medichem, a leading active pharmaceutical product manufacturer, since 2003, and has nearly 30 years of experience in the pharmaceutical industry, including 15 years in the animal health sector. Mr. Veszprémi served as the former Vice President and Global Head of Marketing for Novartis Animal Health, one of the largest veterinary companies in the world, from 1998 to 2002. Mr. Veszprémi holds a physiology degree from the University of British Columbia and has studied management at Harvard Business School and Stanford University. Because of his extensive experience in the veterinary pharmaceutical industry, his extensive experience in commercialization, and his knowledge of the European market, Mr. Veszprémi is well qualified to serve on our board.
Continuing Directors
Richard Chin, M.D., is one of our co-founders and has served as our President and Chief Executive Officer since October 2012. From October 2008 until December 2011, he was Chief Executive Officer of OneWorld Health, a Bill and Melinda Gates Foundation-funded nonprofit organization engaged in developing drugs for neglected diseases. From July 2006 until October 2008, Dr. Chin was President and Chief Executive Officer of Oxigene, a biotechnology company. From June 2004 to July 2006, he served at Elan Pharmaceuticals, initially as Senior Vice President of Medical Affairs, and then as Senior Vice President of Global Development. From March 1999 to June 2004, Dr. Chin served in various roles at Genentech, Inc., now a Division of Roche Group, culminating in his last position as the Head of Clinical Research for Biotherapeutics Unit, overseeing clinical development of all Genentech products except for oncology products. Dr. Chin currently serves as an adjunct professor at the University of California at San Francisco. He also currently serves on the board of Galena Biopharma, Inc. and ImmunoCellular Therapeutics Ltd. Dr. Chin received his M.D. from Harvard University and also holds a law degree from Oxford University, where he studied as a Rhodes Scholar. Through his experience and knowledge of our operations, and his experience in drug development, and his experience serving on public company boards of directors, Dr. Chin is well-suited to serve as a member of our board of directors.
Ernest Mario, Ph.D., has been a member of our board of directors since February 15, 2013. Dr. Mario served as Deputy Chairman of Glaxo Holdings plc from 1992 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1993 until 2001, he was Chairman and Chief Executive Officer of ALZA Corporation, a drug delivery technology company acquired by Johnson & Johnson in 2001. From 2003 until 2007, Dr. Mario served as Chairman and Chief Executive Officer of Reliant Pharmaceuticals, which was acquired by GlaxoSmithKline. He currently is Chairman of Capnia, a public pharmaceutical company developing novel therapeutic products to treat migraine and allergic rhinitis. He is also a Venture Partner with Pappas Ventures and serves on a number of corporate boards, including the following public companies: Boston Scientific Corporation, Capnia Inc., Celgene Corporation, Chimerix Inc., Tonix Pharmaceuticals Holding Corporation, and XenoPort Inc. Dr. Mario earned a B.S. in pharmacy at Rutgers University and his M.S. and Ph.D. in physical sciences at the University of Rhode Island. He holds honorary doctorates from the University of Rhode Island and Rutgers University. In 2007 he was awarded the Remington Medal by the American Pharmacists’ Association, pharmacy’s highest honor. Because of his extensive experience in the pharmaceutical industry and his extensive experience serving on public company boards of directors, Dr. Mario is well qualified to serve on our board.
Director Independence
Our board of directors currently consists of four members. Dr. Chin is not considered an independent director, because he serves as our President and Chief Executive Officer. Our board of directors has determined that each of our other directors is an independent director in accordance with the listing requirements of The NASDAQ Stock Market. Pursuant to NASDAQ rules, our board must consist of a majority of independent directors. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are classified as follows:

•	the Class I director is Ernest Mario, and his term will expire at our 2017 annual meeting of stockholders;

•	the Class II directors are Raymond Townsend and Ervin Veszprémi, their terms will expire at our 2015 annual meeting of stockholders, and they will be re-elected at the 2015 annual meeting; and

•	the Class III director is Richard Chin, and his term will expire at the 2016 annual meeting of stockholders.
Our board of directors has not appointed a Chairman of the Board, and Dr. Chin, our President and Chief Executive Officer, generally chairs meetings of our board. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board
Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer, if we elect to appoint a Chairman of the Board. Currently we do not have a Chairman of the Board or a lead director. Our board believes that oversight of our company is the responsibility of our Board as a whole, and that this responsibility can be properly discharged without a Chairman or lead director.
Board Meetings and Committees
During our fiscal year ended December 31, 2014, the board of directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Each of our directors attended our 2014 Annual Meeting of Stockholders, either in person or by means of teleconference.
Our board has established three standing committees-audit, compensation, and nominating and corporate governance-each of which operates under a written charter that has been approved by our board. Each committee charter has been posted on the Corporate Governance section of our website at www.kindredbio.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this proxy statement.
Audit Committee
The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The members of our audit committee are Drs. Mario and Townsend and Mr. Veszprémi, and Dr. Mario serves as the chairperson of the committee. Our board of directors has determined that each of Drs. Mario and Townsend and Mr. Veszprémi is an independent director under NASDAQ rules and under SEC Rule 10A-3. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Dr. Mario is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. The audit committee met four times during 2014.
Compensation Committee
The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” when it is required by SEC rules to be included in our proxy statements; and

•	preparing the annual compensation committee report when it is required by SEC rules to be included in our proxy statements.
The members of our compensation committee are Drs. Mario and Townsend and Mr. Veszprémi, and Dr. Townsend serves as the chairperson of the committee. Our board has determined that each of Drs. Mario and Townsend and Mr. Veszprémi is independent under the applicable NASDAQ rules and regulations, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee met one time during 2014.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.
The members of our nominating and corporate governance committee are Drs. Mario and Townsend and Mr. Veszprémi, and Mr. Veszprémi serves as the chairperson of the committee. Our board has determined that each of

Drs. Mario and Townsend and Mr. Veszprémi is independent under the applicable NASDAQ rules and regulations. The nominating and corporate governance committee met one time during 2014.
Compensation Committee Interlocks and Insider Participation
None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the year ended December 31, 2014.
Code of Ethics and Business Conduct
We have adopted a written code of ethics and business conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. Our code of ethics and business conduct is available under the Corporate Governance section of our website at www.kindredbio.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this proxy statement.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommending stockholder was a stockholder of record both at the time of giving notice and at the time of the annual meeting, and such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact the Secretary in writing. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. To be timely for our 2016 annual meeting of stockholders, our Secretary must receive the nomination by the date specified in the “Stockholder Proposals” section above.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Secretary in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to Richard Chin.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through standing committees of the board of directors that will address risks inherent in their respective areas of oversight. In particular, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by our management.
Director Compensation
Our director compensation program is intended to enable us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors who are also employees of our company do not receive compensation for their service on our board of directors.
Non-employee directors do not receive cash for their services. Non-employee directors receive a retainer paid in stock options for service on the board of directors or for service on each committee of which the director is a member. The chairman of each committee receives a higher retainer for such service. The stock options vest quarterly over a period of one year measured from the date of grant. The stock options awarded in 2014 to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member were as follows:

Name	Member Annual Grant	Chairman Annual Grant
Board of Directors	30,000
Audit Committee	2,500	5,000
Compensation Committee	2,000	3,000
Nominating and Corporate Governance Committee	2,000	3,000

Under our director compensation program, each non-employee director elected to our board of directors receives an option to purchase 20,000 shares of our common stock upon commencing service on the board. Each option awarded in 2013 to a new director vested and became exercisable as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months. The options granted in 2014 vested as to 25% quarterly following the grant date.All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.
In February 2014, we granted to each of Dr. Mario, Mr. Veszprémi, Dr. Townsend and Oleg Nodelman (a former director) stock options to purchase 37,000, 35,500, 34,000 and 35,500 shares, respectively, of our common stock at an exercise price of $15.41 per share.
The following table sets forth information regarding the compensation of our non-employee directors earned during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Ernest Mario, Ph.D.	—	—	$405,794	$405,794
Ervin Veszprémi	—	—	$389,343	$389,343
Raymond Townsend, Pharm.D.	—	—	$372,892	$372,892
Oleg Nodelman(2)	—	—	$389,343	$389,343

(1)
Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For additional information on the valuation assumptions, refer to the “Stock-based Compensation” and “Valuation Assumptions” under the “Notes to the Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015.

(2)	Mr. Nodelman did not stand for reelection at the Company’s annual meeting of stockholders on December 1, 2014, at which time his term of office expired.
The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2014 by each non-employee director who was serving as of December 31, 2014:

Name	Options Outstanding at Fiscal Year End	Unvested Restricted Shares Outstanding at Fiscal Year End
Ernest Mario, Ph.D.	97,000	—
Ervin Veszprémi	95,500	—
Raymond Townsend, Pharm.D.	54,000	—

EXECUTIVE OFFICERS
Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of April 1, 2015:

Name	Age	Position
Richard Chin, M.D.	48	President, Chief Executive Officer and Director
Denise M. Bevers	47	Chief Operating Officer and Secretary
Stephen Sundlof, D.V.M., Ph.D.	63	Executive Vice President of Regulatory Affairs and Quality and Chief Scientific Officer
Richard Chin, M.D., is one of our co-founders and has served as our President and Chief Executive Officer since October 2012. Additional information regarding Dr. Chin is set forth above under “Board of Directors and Corporate Governance.”
Denise M. Bevers is one of our co-founders and has served as our Chief Operating Officer since October 2012. On November 11, 2013, she was appointed as our Secretary. Ms. Bevers co-founded and served as the President and Chief Executive Officer of SD Scientific, Inc., a privately held, full-service medical affairs and communications company, from August 2005 to June 2013. She has over 20 years of human pharmaceutical and research experience and is an expert in clinical operations, medical affairs, and scientific communications. Ms. Bevers has managed dozens of human drug development programs from Phase I through Phase IV at pharmaceutical companies Elan Pharmaceuticals and Skyepharma, and at Quintiles, a contract research organization. She began her clinical research career in 1989 as the Division Lead of the Urology Department at Scripps Clinic and Research Foundation, a non-profit medical research foundation, where she was integral in implementing the policies and procedures for the organization’s clinical research programs. Ms. Bevers earned an M.B.A. from Keller Graduate School of Management and a B.S. in Ecology, Behavior, and Evolution from the University of California San Diego, Revelle College.
Stephen Sundlof, D.V.M., Ph.D., was appointed our Senior Vice President of Regulatory Affairs on August 26, 2013 and was promoted to Executive Vice President of Regulatory Affairs and Quality and Chief Scientific Officer on January 26, 2015. Dr. Sundlof served as the Director of the Center for Veterinary Medicine at the FDA from 1994 to 2008, where he oversaw all veterinary products regulated by the FDA, and retired as the Director of the Center for Food Safety and Applied Nutrition in 2010. Dr. Sundlof began his career in 1980 on the faculty of the University of Florida’s College of Veterinary Medicine. He received his D.V.M. from the University of Illinois, College of Veterinary Medicine, and earned a Ph.D. in Veterinary Toxicology from the University of Illinois, College of Veterinary Medical Sciences. Dr. Sundlof also holds a B.S. in Zoology from Southern Illinois University and an M.S. in Veterinary Toxicology from the University of Illinois, College of Veterinary Medical Sciences.

EXECUTIVE COMPENSATION
Processes and Procedures for Compensation Decisions
Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee and is involved in the determination of compensation for the respective executive officers that report to him. Our Chief Executive Officer does not determine his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer as well as each individual compensation component.
Fiscal 2014 Summary Compensation Table
The following table sets forth the compensation for services paid in all capacities for the fiscal years ended December 31, 2014 and December 31, 2013 to Richard Chin, M.D., our President and Chief Executive Officer, and our two other most highly compensated executive officers.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(7)		All Other Compensation ($)(2)	Total ($)
Richard Chin, M.D.	2014	$375,833	(3)	$119,700	$4,304,927		$—	$4,800,460
President and Chief Executive Officer	2013	$268,250		$218,000	$86,005		$—	$572,255
Denise M. Bevers	2014	$294,250	(4)	$92,690	$860,318		$—	$1,247,258
Chief Operating Officer	2013	$106,995		$107,120	$235,452	(5)	$—	$449,567
Stephen Sundlof, D.V.M., Ph.D.	2014	$283,250	(6)	$62,423	$860,318		$—	$1,205,991
Executive Vice President, Regulatory Affairs and Quality and Chief Scientific Officer	2013	$58,276		$42,317	$212,923		$—	$313,516

(1)	Cash bonuses were awarded for services performed in the year noted and paid in the subsequent year.

(2)	Does not include perquisites and other personal benefits, unless the aggregate amount of such perquisites and other personal benefits exceeded $10,000.

(3)	Reflects Dr. Chin’s base salary of $330,000 and an increased base salary of $380,000 beginning February 3, 2014.

(4)	Reflects Ms. Bevers’ base salary of $242,000 and an increased base salary of $299,000 beginning February 3, 2014.

(5)
Reflects stock options granted to Ms. Bevers and 100% of the value of stock options granted to SD Scientific, Inc., which is co-owned by Ms. Bevers. See “Related Person Transactions - Transactions with Directors and Officers.”

(6)
Reflects Dr. Sundlof’s base salary of $242,000 and an increased base salary of $287,000 beginning February 3, 2014. Dr. Sundlof served as our Senior Vice President, Regulatory Affairs, until January 26, 2015, on which date he was promoted to Executive Vice President, Regulatory Affairs and Quality and Chief Scientific Officer.

(7)
Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For assumptions used in determining grant date fair market value, refer to Note 9 of Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December, 31, 2014, as filed with the SEC on March 13, 2015. The amounts reported for these options may not represent the actual economic values that our named executive officers will realize from these options as the actual value realized will depend on our performance, stock price and their continued employment.

Executive Officer Employment Agreements

Richard Chin, M.D.

In October 2012, we entered into a written employment agreement with Dr. Chin pursuant to which he serves as our President and Chief Executive Officer for an unspecified term. Under the terms of Dr. Chin’s employment agreement, if his employment is terminated by us without “cause,” or as a result of Dr. Chin’s death or disability, within the twelve-month period following a “change in control,” or he resigns for “good reason,” then, subject to his execution of a general release of claims, Dr. Chin will be entitled to receive 24 months of his annual base salary payable within seven days of termination, reimbursement for up to 18 months of insurance premiums for continuation coverage under our group health plans and accelerated vesting of all of his outstanding stock options and any other equity awards.

"Cause" for purposes of Dr. Chin's employment agreement means Dr. Chin has: (i) been grossly negligent in the performance of his duties; (ii) been convicted of or pleaded guilty or nolo contendre to a felony; (iii) committed a criminal act relating to Dr. Chin’s employment or the company involving, in the good faith judgment of our board of directors, fraud or theft, but excluding any conviction which results solely from Dr. Chin’s title or position with our company and is not based on his personal conduct; (iv) committed a breach of any material provision of his employment agreement or of any nondisclosure or non-competition agreement which remains uncured or 60 days following receipt of notice; or (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at our company.

"Good reason" for purposes of Dr. Chin's employment agreement means Dr. Chin has suffered: (i) a material reduction in title, status or responsibilities; or (ii) a material reduction in total compensation.

"Change of control" for purposes of Dr. Chin's employment agreement means: (i) a merger or consolidation of capital stock that results in a change in ownership of more than 50% of the combined voting power of our or our successor's then-outstanding capital stock; or (ii) our stockholders approve an agreement for the sale or disposition of all or substantially all of our assets.

Denise M. Bevers

In July 2013, we entered into a written employment agreement with Ms. Bevers pursuant to which she serves as our Chief Operating Officer for an unspecified term. Under the terms of Ms. Bevers’ employment agreement, if her employment is terminated by us without “cause,” or she resigns for “good reason,” then, subject to her execution of a general release of claims, Ms. Bevers will be entitled to receive six months of her annual base salary payable within seven days of termination, reimbursement for up to 18 months of insurance premiums for continuation coverage under our group health plans and accelerated vesting of all of her outstanding stock options and any other equity awards. In addition, if we terminate her employment within the twelve-month period following a “change in control,” any unvested options or restricted stock shall vest and be immediately exercisable by her.

"Cause" for purposes of Ms. Bevers' employment agreement means Ms. Bevers has: (i) been grossly negligent in the performance of her duties; (ii) been convicted of or pleaded guilty or nolo contendre to a felony; (iii) committed a criminal act relating to Ms. Bevers’ employment or the company involving, in the good faith judgment of our board of directors, fraud or theft, but excluding any conviction which results solely from Ms. Bevers’ title or position with our company and is not based on her personal conduct; (vi) committed a breach of any material provision of her employment agreement or of any nondisclosure or non-competition agreement which remains uncured or 60 days following receipt of notice; (vii) intentionally breached a material provision of any code of conduct or ethics policy in effect at our company; or (viii) failed to perform any of her material obligations under her employment agreement or failed to execute and perform any directions of our Chief Executive Officer.

"Good reason" for the purposes of Ms. Bevers' employment agreement means Ms. Bevers has suffered a material reduction in total compensation.

"Change of control" for purposes of Ms. Bevers' employment agreement means: (i) a merger or consolidation of capital stock that results in a change in ownership of more than 50% of the combined voting power of our or our successor's then-outstanding capital stock; or (ii) our stockholders approve an agreement for the sale or disposition of all or substantially all of our assets.

Stephen Sundlof, D.V.M., Ph.D.

In August, 2013, we entered into a written employment agreement with Dr. Sundlof pursuant to which he serves as our Executive Vice President of Regulatory Affairs and Quality and Chief Scientific Officer. Under the terms of Dr. Sundlof’s employment agreement, if his employment is terminated by us without “cause,” or he resigns for “good reason,” then, subject to his execution of a general release of claims, Dr. Sundlof will be entitled to receive six months of his annual base salary payable within seven days of termination, reimbursement for up to 18 months of insurance premiums for continuation coverage under our group health plans and accelerated vesting of all of his outstanding stock options and any other equity awards. In addition, if we terminate his employment within the twelve-month period following a “change in control,” any unvested options or restricted stock shall vest and be immediately exercisable by him.

"Cause" for purposes of Dr. Sundlof's employment agreement means Dr. Sundlof has: (i) been grossly negligent in the performance of his duties; (ii) been convicted of or pleaded guilty or nolo contendre to a felony; (iii) committed a criminal act relating to Dr. Sundlof’s employment or the company involving, in the good faith judgment of our board of directors, fraud or theft, but excluding any conviction which results solely from Dr. Sundlof’s title or position with our company and is not based on his personal conduct; (iv) committed a breach of any material provision of his employment agreement or of any nondisclosure or non-competition agreement which remains uncured or 60 days following receipt of notice; (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at our company; or (vi) failed to perform any of his material obligations under his employment agreement or failed to execute and perform any directions of our Chief Executive Officer.

"Good reason" for the purposes of Dr. Sundlof's employment agreement means Dr. Sundlof has suffered a material reduction in total compensation.

"Change of control" for purposes of Dr. Sundlof's employment agreement means: (i) a merger or consolidation of capital stock that results in a change in ownership of more than 50% of the combined voting power of our or our successor's then-outstanding capital stock; or (ii) our stockholders approve an agreement for the sale or disposition of all or substantially all of our assets.

2014 Cash Bonuses
Our named executive officers’ employment agreements establish their target annual cash bonuses, expressed as a percentage of base salary. Cash bonuses are typically prorated to reflect a partial year of service, and our compensation committee retains discretion to adjust bonuses for our named executive officers. In February 2014, the target bonus for Ms. Bevers was adjusted to reflect her increased responsibilities as the Chief Operating Officer for a public company. The following table sets forth the target bonus percentages for our named executive officers:

Name	Target Bonus (Percentage of Base Salary)
Richard Chin, M.D. President and Chief Executive Officer	50%
Denise M. Bevers Chief Operating Officer	40%
Stephen Sundlof, D.V.M., Ph.D. Executive Vice President, Regulatory Affairs and Quality and Chief Scientific Officer	30%

Corporate objectives for the 2014 cash bonus plan were established in February 2014 by our board of directors in consultation with management. The 2014 goals generally relate to financing activities and progress of the lead product programs. In January 2015, the compensation committee determined in consultation with management that Dr. Chin, Ms. Bevers and Dr. Sundlof had achieved 63%, 77.5% and 72.5%, respectively, of their 2014 performance goals. The compensation committee then approved bonuses for our named executive officers based upon their respective 2014 performance. The actual award granted to each named executive officer under the 2014 cash bonus plan is set forth in our 2014 Summary Compensation Table above.
The following table sets forth stock options and restricted shares granted to our named executive officers in 2014:

Name	Number of Option Shares	Number of Restricted Shares
Richard Chin, M.D. President and Chief Executive Officer	350,000	—
Denise M. Bevers Chief Operating Officer	75,000	—
Stephen Sundlof, D.V.M., Ph.D. Executive Vice President, Regulatory Affairs and Quality and Chief Scientific Officer	75,000	—

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Richard Chin, M.D.	2/4/13	216,667(1)	183,333(1)	$0.36	2/4/23	—	—
	2/4/14	—	350,000(3)	$16.52	2/4/24	—	—
Denise M. Bevers	2/4/13	28,525(2)	—	$0.32	2/4/23	—	—
	5/9/13	49,613(2)	—	$0.32	5/9/23	—	—
	8/29/13	34,033(1)	62,059(1)	$1.37	8/29/23	—	—
	8/29/13	20,400(2)	—	$0.90	8/29/23	—	—
	2/3/14		75,000(3)	$15.41	2/3/24
Stephen Sundlof, D.V.M., Ph.D.	8/29/13	16,667(1)	33,333(1)	$1.37	8/29/23	—	—
	11/11/13	13,542(3)	36,458(3)	$3.83	11/11/23	—	—
	2/3/14	—	75,000(3)	$15.41	2/3/24	—	—

(1)	The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of employment and in equal monthly installments over the ensuing 36 months.

(2)	Represents options held by SD Scientific, Inc., which is co-owned by Ms. Bevers. See “Related Person Transactions.”

(3)	The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months.

Stock Options
We offer stock options to our employees, including our executive officers, as the long-term incentive component of our compensation program. We generally grant equity awards to new hires upon their commencing employment with us and on an annual basis. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant to employees vest as to 25% of the total number of option shares on the first anniversary of the date of grant and as to the remaining option shares in equal monthly installments over the ensuing 36 months, subject to the employee’s continued employment or service with us on the vesting date.
We sometimes also offer stock options and stock awards to our consultants in lieu of cash. We typically grant equity awards to consultants on a quarterly basis, based on the number of hours they have worked in the prior quarter multiplied by their hourly rate. Our stock options allow consultants to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and are not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant to consultants for prior services rendered vest in full on the grant date.
Stock options and stock awards granted to our executive officers may be subject to accelerated vesting in certain circumstances. For additional discussion, please see “Executive Officer Employment Agreements” above.
Retirement Plans
We have established a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. We may elect to match contributions made by participants in the 401(k) plan up to a specified percentage, and any matching contributions may, or may not be, fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, may enhance our executive compensation package and afford appropriate incentives our employees, including our executive officers, consistent with the interests of our stockholders.
No Tax Gross-Ups
We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.
2012 Equity Incentive Plan
General
The Kindred Biosciences, Inc. 2012 Equity Incentive Plan, which we refer to as the 2012 Plan, provides for awards of incentive stock options, non-statutory stock options, rights to acquire restricted stock and stock appreciation rights, or SARs. Subject to the provisions of the 2012 Plan relating to adjustments upon changes in our common stock, an aggregate of 4,000,000 shares of common stock have been reserved for issuance under the 2012 Plan, including shares issued to date and shares underlying stock options granted to date.
Purpose
Our board adopted the 2012 Plan to provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our company’s interests by offering them opportunities to acquire shares of our common stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses. Our stockholders have approved the 2012 Plan.
Administration
Our compensation committee administers the 2012 Plan. Subject to the provisions of the 2012 Plan, the committee has the power to determine in its discretion: (a) to grant options and SARs and grant or sell restricted stock; (b) to determine the fair market value of the shares of common stock subject to options or other awards; (c) to determine the exercise price of options granted, which shall be no less than the fair market value of any common stock on the date of grant, the economic terms of SARs granted, which shall provide for a benefit of the appreciation on common stock over not less than the value of our common stock on the date of grant, or the offering price of restricted stock; (d) to determine the persons to whom, and the time or times at which, options or SARs shall be granted or restricted stock granted or sold, and the number of shares subject to each option or SAR or the number of shares of restricted stock granted or sold; (e) to construe and interpret the terms and provisions of the Plan, of any applicable agreement and all options and SARs granted under the Plan, and of any restricted stock award under the Plan; (f) to prescribe, amend, and rescind rules and regulations relating to the Plan; (g) to determine the terms and provisions of each option and SAR granted and award of restricted stock (which need not be identical), including but not limited to, the time or times at which options and SARs shall be exercisable or the time at which the restrictions on restricted stock shall lapse; (h) with the consent of the grantee, to rescind any award or exercise of an option or SAR; (i) to modify or amend the terms of any option, SAR or restricted stock (with the consent of the grantee or holder of the restricted stock if the modification or amendment is adverse to the grantee or holder); (j) to reduce the purchase price of restricted stock or exercise price of any option or base price of any SAR; (k) to accelerate or defer (with the consent of the grantee) the exercise date of any option or SAR or the date on which the restrictions on restricted stock lapse; (l) to issue shares of restricted stock to an optionee in connection with the accelerated exercise of an option by such optionee; (m) to authorize any person to execute on behalf of our company any instrument evidencing the grant of an option, SAR or award of restricted stock; (n) to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for the purpose of the Plan; and (o) to make all other determinations deemed necessary or advisable for the administration of the Plan, any applicable agreement, option, SAR or award of restricted stock.

As permitted by the 2012 Plan and the Delaware General Corporation Law, our board of directors has given our Chief Executive Officer the authority to grant options to purchase shares of our common stock to employees and non-executive officers, provided that no more than 250,000 total shares of common stock shall be issuable under options granted by the Chief Executive Officer during the 12-month period ending April 2, 2016 and each option grant must satisfy certain other requirements established by the board.
Eligibility
Incentive stock options may be granted under the 2012 Plan only to employees of our company and its affiliates. Employees, directors and consultants of our company and its affiliates are eligible to receive all other types of awards under the 2012 Plan.
Terms of Options and SARs
The exercise price of incentive stock options may not be less than the fair market value of our common stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory options also may not be less than the fair market value of our common stock on the date of grant.
Options granted under the 2012 Plan may be exercisable in increments, or “vest,” as determined by our compensation committee. The committee has the power to accelerate the time as of which an option may vest or be exercised, with the consent of the optionee. The maximum term of options and SARs under the 2012 Plan is ten years, except that in certain cases the maximum term is five years. Options and SARs awarded under the 2012 Plan generally will terminate 90 days after termination of the participant’s service, subject to certain exceptions.
A recipient may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the recipient, only the recipient may exercise an option or SAR. The committee may grant nonstatutory stock options and SARs that are transferable to the extent provided in the applicable written agreement.
Terms of Restricted Stock Awards
Our compensation committee may issue shares of restricted stock under the 2012 Plan as a grant or for such consideration, including services, and, subject to the Sarbanes-Oxley Act of 2002, promissory notes, as determined in its sole discretion.
Shares of restricted stock acquired under a restricted stock purchase or grant agreement may, but need not, be subject to forfeiture to us or other restrictions that will lapse in accordance with a vesting schedule to be determined by the committee. In the event a recipient’s employment or service with our company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement may be forfeited to our company in accordance with such restricted stock agreement.
Rights to acquire shares of common stock under the restricted stock purchase or grant agreement shall be transferable by the recipient only upon such terms and conditions as are set forth in the restricted stock agreement, as the committee shall determine in its discretion, so long as shares of common stock awarded under the restricted stock agreement remain subject to the terms of such agreement.
Adjustment Provisions
If our common stock is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, then the number and class of shares of stock subject to each option and each SAR outstanding under the Plan, and the exercise price of each outstanding option and the base value of SAR, will be automatically and proportionately adjusted, except that our company will not be required to issue fractional shares as a result of any such adjustments. Such adjustment in any outstanding option or SAR will be made without change in the total price applicable to the unexercised portion of the option or SAR, but with a corresponding adjustment in the price for each share covered by the unexercised portion of the option or SAR.

Effect of Certain Corporate Events
Except as otherwise provided in the applicable agreement, in the event of (i) a liquidation or dissolution of our company, (ii) a merger or consolidation of our company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary), or (iii) a sale of all or substantially all of the assets of our company in a single transaction or a series of related transactions, all options and SARs will terminate upon consummation of the transaction unless the compensation committee determines that they will survive. If the committee determines that outstanding options and SARs will survive, and if our company will not be the surviving entity in the transaction, the committee will provide that the outstanding options and SARs will be assumed or an equivalent option or SAR substituted by an applicable successor entity or any affiliate of the successor entity. If outstanding options and SARs are to terminate upon consummation of the corporate transaction, any options or SARs outstanding immediately prior to the consummation of the corporate transaction will be deemed fully vested and exercisable immediately prior to the consummation of the corporate transaction (provided that the option or SAR has not expired by its terms and that the grantee takes all steps necessary to exercise the option or SAR prior to the corporate transaction as required by the agreement evidencing the option or SAR).
Duration, Amendment and Termination
Our board may suspend or terminate the 2012 Plan without stockholder approval or ratification, subject to certain restrictions, at any time or from time to time. Unless sooner terminated, the 2012 Plan will terminate ten years from the date of its adoption by our board, or on November 4, 2022.
Our board may also amend the 2012 Plan at any time, and from time to time. However, except as relates to adjustments upon changes in common stock, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to preserve incentive stock option treatment for federal income tax purposes. Our board may submit any other amendment to the 2012 Plan for stockholder approval in its discretion.
As of December 31, 2014, we have awarded or granted under the 2012 Plan options to purchase a total of 2,419,752 shares of our common stock, granted 8,950 shares of restricted stock, and 1,571,298 shares of our common stock remain available for issuance under the 2012 Plan.
2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our 2014 Employee Stock Purchase Plan, or ESPP. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under the ESPP, all of our employees and officers (other than 5% owners of our common stock) are eligible participants. The ESPP permits participants to purchase our common stock through payroll deductions of between 1% and 20% of the participant’s compensation, up to a maximum of 2,000 shares per purchase period. The ESPP contains consecutive offering periods of approximately six (6) months duration. The price of the common stock purchased will be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of the purchase period.

2015 Base Salaries and Target Bonuses
In recognition of our named executive officers’ contributions to our successful initial public offering and increased responsibilities of our named executive officers now that we are a public company, our compensation committee recently undertook a review of our compensation program for named executive officers and approved certain changes to our named executive officers’ compensation on January 26, 2015. The compensation committee developed its determinations in consultation with Dr. Chin and based upon a survey of comparable companies by Radford, an Aon Hewitt company, and upon comparison with a comparable public company, Aratana Therapeutics. The changes included adjustments to our named executive officers’ base salaries as well as grants of equity incentive awards intended to reward performance while promoting the creation of long-term stockholder value.
We have historically established base salaries for our named executive officers through negotiations with each named executive officer, generally at the time the named executive officer commenced employment with us, with the intent of providing base salaries at a level sufficient to attract and retain individuals with superior talent. As part of the January 26, 2015 compensation review, our compensation committee considered each named executive officer’s individual performance, tenure with the company and level and scope of responsibility and experience, as well as market pay practices. Based on the foregoing considerations, our compensation committee approved the following increases to our named executive officers’ base salaries effective as of January 1, 2015:

Name	Pre-Adjustment Base Salary ($)	Post-Adjustment Base Salary ($)
Richard Chin, M.D. President and Chief Executive Officer	$380,000	$400,000
Denise M. Bevers Chief Operating Officer	$299,000	$325,000
Stephen Sundlof, D.V.M., Ph.D. Executive Vice President of Regulatory Affairs and Quality and Chief Scientific Officer	$287,000	$310,000
In addition, our compensation committee determined to maintain 2015 target bonus percentages for our named executive officers at their 2014 levels.
2015 Equity Incentive Awards
Our board of directors and compensation committee believe that employees in a position to make a substantial contribution to the long-term success of our company should have a significant and ongoing stake in our success and that the size of such stake should reflect an employee’s ability to influence our long-term performance. Equity incentive awards not only compensate but also motivate and encourage retention of our named executive officers by providing an opportunity to participate in the ownership of the company while promoting long-term value creation for our stockholders by aligning the interests of named executive officers with the interests of our stockholders. As a result of the January 26, 2015 compensation review, our compensation committee approved grants of the following equity incentive awards to our named executive officers as of January 26, 2015 for Ms. Bevers and Dr. Sundlof, and as of February 5, 2015 for Dr. Chin:

Name	Stock Options (#)
Richard Chin, M.D. President and Chief Executive Officer	197,771
Denise M. Bevers Chief Operating Officer	59,031
Stephen Sundlof, D.V.M., Ph.D. Executive Vice President of Regulatory Affairs and Quality and Chief Scientific Officer	59,031

The options granted to our named executive officers have an exercise price per share equal to the closing market price of our common stock on the date of grant and vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information with respect to beneficial ownership of our securities as of March 1, 2015 by:

•	persons known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 19,714,065 shares of our common stock outstanding on March 1, 2015. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of March 1, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise stated, the address of each 5% or greater beneficial holder is c/o Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Richard Chin, M.D(1)	3,383,629	16.8%
Denise Bevers(2)	162,453	*
Stephen Sundlof, D.V.M., Ph.D.(3)	61,416	*
Ernest Mario, Ph.D.(4)	115,500	*
Ervin Veszprémi(5)	77,333	*
Raymond Townsend, Pharm.D.(6)	55,083	*
All executive officers and directors as a group (six persons)(7)	3,855,414	18.1%

5% or Greater Stockholders
Seth A. Klarman(8) The Baupost Group, L.L.C. SAK Corporation 10 St. James Avenue, Suite 1700 Boston, Massachusetts 02116	3,013,848	15.3%
Jennison Associates LLC(9) 466 Lexington Avenue New York, New York 10017	2,142,466	10.9%
Prudential Financial, Inc. (10) 751 Broad Street Newark, New Jersey 07012-3777	2,142,466	10.9%

*	Less than 1%.

(1)	Includes 352,083 shares of common stock subject to stock options exercisable within 60 days of March 1, 2015.

(2)
Consists of 162,453 shares of common stock issuable upon exercise of stock options within 60 days of March 1, 2015 of which 98,538 are held by SD Scientific, Inc., a corporation in which Ms. Bevers is a co-director and co-stockholder and, as such, is deemed to beneficially own such shares.

(3)	Includes 60,416 shares of common stock subject to stock options exercisable within 60 days of March 1, 2015.

(4)	Includes 63,000 shares of common stock subject to stock options exercisable within 60 days of March 1, 2015.

(5)	Includes 77,333 shares of common stock subject to stock options exercisable within 60 days of March 1, 2015.

(6)	Includes 52,083 shares of common stock subject to stock options exercisable within 60 days of March 1, 2015.

(7)	Includes 767,368 shares of common stock subject to stock options exercisable within 60 days of March 1 , 2015.

(8)
According to a joint report on Schedule 13G/A filed with the SEC on February 13, 2015, Mr. Klarman is the President of both The Baupost Group, L.L.C. (“Baupost”) and SAK Corporation (“SAK”), whose addresses are the same as Mr. Klarman’s. According to the Schedule 13G/A, Mr. Klarman, Baupost and SAK share voting and dispositive power over the shares shown and, as such, each of them is deemed to beneficially own the shares shown.

(9)
According to an amended report on Schedule 13G/A filed with the SEC on February 11, 2015, Jennison Associates LLC (“Jennison”) furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the shares of our common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential; as such, the shares shown include the shares shown as beneficially owned by Prudential.

(10)
According to a report on Schedule 13G/A filed with the SEC on February 11, 2015, through its ownership of Jennison described in footnote (9) above, and other subsidiaries, including Quantitative Management Associates LLC (“Quantitative”), Prudential may be deemed to own beneficially the shares of our common stock owned beneficially by Jennison and Quantitative. The shares shown include 550 shares owned by Quantitative.

RELATED PERSON TRANSACTIONS
The following summarizes transactions by us in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation” above.
Transactions with Directors and Officers
Denise Bevers has been our Chief Operating Officer since shortly after our inception. From August 2012 until June 30, 2013, SD Scientific, Inc., of which Ms. Bevers is the co-founder and a 50% stockholder, served as a consultant to our company. In consideration of consulting services rendered, we granted SD Scientific, Inc. in February 2013 options to purchase 28,525 shares of our common stock at an exercise price of $0.32 per share. In May 2013 and August 2013, respectively, we granted SD Scientific, Inc. additional stock options to purchase 49,613 shares of our common stock at an exercise price of $0.32 per share and 20,400 shares of our common stock at an exercise price $0.90 per share.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in the right of us, arising out of the person’s services as a director or executive officer.
Policies and Procedures for Related Person Transactions
The audit committee of our board of directors has been delegated responsibility for reviewing and approving transactions between us and our directors, officers or beneficial owners of 5% or more of our voting securities or their respective affiliates. Such related person transactions include, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KMJ Corbin & Company LLP (“KMJ”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2015. During our fiscal year ended December 31, 2014, KMJ served as our independent registered public accounting firm.
Notwithstanding the appointment of KMJ and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Kindred Biosciences, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KMJ as our independent registered public accounting firm for our fiscal year ending December 31, 2015. Our audit committee is submitting the appointment of KMJ to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KMJ are not expected to be present at the Annual Meeting.
If our stockholders do not ratify the appointment of KMJ, our board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
  The following table sets forth fees billed by KMJ Corbin & Company LLP, our principal accounting firm, for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Audit Fees	$95,550	$104,963
Audit Related Fees (1)	31,825	108,238
Tax Fees	5,855	1,855
All Other Fees	—	—
	$133,230	$215,056

(1)
Audit-Related Fees for the years ended December 31, 2014 and 2013 consist of fees billed for assurance and related services in connection with our initial public offering in 2013, follow-on public offering in 2014 and Form S-8 filings.

Our board of directors established an audit committee in December 2013. The audit committee’s pre-approval policies and procedures and other protocols are discussed in its written charter which can be found at www.kindredbiosciences.com under the tab “Investors.”

Auditor Independence
In our fiscal year ended December 31, 2014, there were no other professional services provided by KMJ, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KMJ.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of KMJ Corbin & Company LLP, we do not expect any broker non-votes in connection with this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee provides assistance to our board of directors in fulfilling its oversight responsibility to the company’s stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and our board of directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.
The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.
KMJ Corbin & Company LLP (“KMJ”) currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2014. KMJ does not have and has not had any financial interest, direct or indirect, in our company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors. The Audit Committee also has selected KMJ as our independent registered public accountants for 2015.
The Audit Committee has reviewed the Company's audited financial statements for the fiscal year ended December 31, 2014 and has discussed those financial statements with management and KMJ. The Audit Committee has also received from, and discussed with, KMJ various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with KMJ matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by KMJ to the Audit Committee pursuant to PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).
Audit and non-audit services to be provided by KMJ are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.
In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on these reviews and discussions, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.
Respectfully submitted,
Audit Committee:
Ernest Mario, Chairman
Raymond Townsend
Ervin Veszprémi

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the fiscal year ended December 31, 2014, all required reports were filed on a timely manner as required Section 16(a) of the Exchange Act except for two option exercises by Dr. Mario. Dr. Mario filed a Form 4 on May 23, 2014 with respect to an option exercise occurring on May 9, 2014, and on August 6, 2014 filed a Form 4 with respect to an option exercise occurring on August 1, 2014.
Fiscal Year 2014 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2014 are included in our Annual Report on Form 10‑K, which we have made available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://kindredbio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Kindred Biosciences, Inc., Attention: Investor Relations, 1555 Bayshore Highway, Suite 200, Burlingame, California 94010.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS Burlingame, California April 17, 2015

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90765-P65159

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINDRED BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Raymond Townsend, Pharm.D.	☐	☐
1b. Ervin Veszprémi	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M90766-P65159

KINDRED BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 1, 2015 at 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kindred Biosciences, Inc. hereby appoint(s) Richard Chin, M.D. and Denise M. Bevers, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of KINDRED BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 1, 2015, at the Bay Landing Hotel, 1550 Bayshore Highway, Burlingame, California 94010 and any adjournment or postponement of the annual meeting. Such proxies are authorized to vote in their discretion (1) for the election of any person to the Board of Directors if a nominee named herein becomes unable to serve or for good cause will not serve and (2) on such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side